UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 12, 2012

UQM Technologies, Inc.
(Exact name of registrant as specified in its charter)

Colorado	1-10869	84-0579156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4120 Specialty Place
Longmont, Colorado 80504
(Address of principal executive offices, including zip code)

(303) 682-4900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers

On July 12, 2012, the Compensation and Benefits Committee of the Company's Board of Directors completed its annual review of the Company's performance based and long-term incentive compensation for named executive officers of the Company. The Company's Board of Directors reviewed the Committee's recommendations and approved the following cash bonus and long-term incentive compensation for each of the Company's named executive officers as follows:

The Company's President and Chief Executive Officer, Eric R. Ridenour, was granted a cash bonus of $340,000, was granted 190,989 shares of common stock under the Company's Stock Bonus Plan and was granted stock options to acquire 411,290 shares of common stock at an exercise price of $0.89 per share with a term of ten years under the Company's 2012 Equity Incentive Plan.

The Company's Secretary, Treasurer and Chief Financial Officer, Donald A. French, was granted a cash bonus of $91,800, was granted 85,945 shares of common stock under the Company's Stock Bonus Plan and was granted stock options to acquire 185,080 shares of common stock at an exercise price of $0.89 per share with a term of ten years under the Company's 2012 Equity Incentive Plan.

The Company's Vice President of Engineering, Jon Lutz, was granted a cash bonus of $39,800, was granted 44,714 shares of common stock under the Company's Stock Bonus Plan and was granted stock options to acquire 96,290 shares of common stock at an exercise price of $0.89 per share with a term of ten years under the Company's 2012 Equity Incentive Plan.

The Company's Vice President of Sales and Business Development, Adrian Schaffer, was granted a cash bonus of $19,800, was granted 33,367 shares of common stock under the Company's Stock Bonus Plan and was granted stock options to acquire 71,854 shares of common stock at an exercise price of $0.89 per share with a term of ten years under the Company's 2012 Equity Incentive Plan.

The Company's Vice President of Operations, Joe Mitchell, was granted 11,234 shares of common stock under the Company's Stock Bonus Plan and was granted stock options to acquire 24,193 shares of common stock at an exercise price of $0.89 per share with a term of ten years under the Company's 2012 Equity Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UQM TECHNOLOGIES, INC.
Dated: July 13, 2012	By: /s/DONALD A. FRENCH
Donald A. French
Treasurer, Secretary and Chief
Financial Officer